Term sheet To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 192-A-III dated March 10, 2011	Term Sheet Product Supplement No. 192-A-III Registration Statement No. 333-155535 Dated August 17, 2011; Rule 433

Structured Investments	$ 15.15% per annum Callable Yield Notes due August 23, 2012 Linked to the Lesser Performing of the Russell 2000® Index and the iShares® MSCI Brazil Index Fund

General

  The notes are designed for investors who seek a higher interest rate than the current yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation of either the Russell 2000® Index or the iShares® MSCI Brazil Index Fund and to forgo dividend payments. Investors should be willing to assume the risk that the notes may be called and the investors will receive less interest than if the notes were not called and the risk that, if the notes are not called, the investors may lose some or all of their principal at maturity.
  The notes will pay 15.15% per annum interest over the term of the notes, assuming no Optional Call. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not called, the payment at maturity will be based on the performance of the Lesser Performing Underlying and whether the closing level or closing price, as applicable, of either Underlying is less than the Starting Underlying Level of such Underlying by more than the Protection Amount on any day during the Monitoring Period, as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  The notes may be called, in whole but not in part, at our option on any of the Optional Call Dates set forth below. If the notes are called pursuant to an Optional Call, payment on the Optional Call Date for each $1,000 principal amount note will be a cash payment of $1,000, plus any accrued and unpaid interest, as described below.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing August 23, 2012*
  The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
  Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Underlyings:	The Russell 2000® Index (the “Index”) and the iShares® MSCI Brazil Index Fund (the “Fund”) (each an “Underlying,” and collectively, the “Underlyings”)
Interest Rate:	15.15% per annum over the term of the notes, assuming no Optional Call, paid monthly and calculated on a 30/360 basis
The notes may be called, in whole but not in part, at our option (such an event, an “Optional Call”) on any of the Optional Call Dates set forth below.
Protection Amount:	With respect to each Underlying, an amount that represents 40.00% of the Starting Underlying Level of such Underlying, (in the case of the Fund, subject to adjustments)
Pricing Date:	On or about August 19, 2011
Settlement Date:	On or about August 24, 2011
Observation Date*:	August 20, 2012
Maturity Date*:	August 23, 2012
CUSIP:	48125XN85
Monitoring Period:	The period from but excluding the Pricing Date to and including the Observation Date
Interest Payment Dates:

Interest on the notes will be payable monthly in arrears on the 23rd calendar day of each month, up to and including the final monthly interest payment, which will be payable on the Maturity Date or the relevant Optional Call Date, as applicable (each such day, an “Interest Payment Date”), commencing September 23, 2011. See “Selected Purchase Considerations — Monthly Interest Payments” in this term sheet for more information.

Payment at Maturity:

If the notes are not called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on whether a Trigger Event has occurred and the performance of the Lesser Performing Underlying. If the notes are not called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless:

(a) the Ending Underlying Level of any Underlying is less than the Starting Underlying Level of such Underlying; and
(b) a Trigger Event has occurred.

If the notes are not called and the conditions described in (a) and (b) are satisfied, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than the Starting Underlying Level of such Underlying. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any accrued and unpaid interest, will be calculated as follows:

$1,000 + ($1,000 x Lesser Performing Underlying Return)
You will lose some or all of your principal at maturity if the notes are not called and the conditions described in (a) and (b) are both satisfied.
Trigger Event:

A Trigger Event occurs if, on any day during the Monitoring Period, the closing level or closing price, as applicable, of any Underlying is less than the Starting Underlying Level of such Underlying by more than the applicable Protection Amount.

Underlying Return:	With respect to each Underlying, the Underlying Return is calculated as follows:
Ending Underlying Level – Starting Underlying Level Starting Underlying Level
Optional Call:

We, at our election, may call the notes, in whole but not in part, on any of the Optional Call Dates prior to the Maturity Date at a price for each $1,000 principal amount note equal to $1,000 plus any accrued and unpaid interest to but excluding the applicable Optional Call Date. If we intend to call your notes, we will deliver notice to DTC at least five business days before the applicable Optional Call Date.

Optional Call Dates*:	November 23, 2011, February 23, 2012 and May 23, 2012
Additional Key Terms:	See “Additional Key Terms” on the next page.
*

Subject to postponement as described under “Description of Notes — Payment at Maturity,” “Description of Notes—Payment upon Optional Call” and “Description of Notes — Postponement of a Determination Date — Notes with a maturity of not more than one year” as applicable, in the accompanying product supplement no. 192-A-III

Investing in the Callable Yield Notes involves a number of risks. See “Risk Factors” beginning on page PS-9 of the accompanying product supplement no. 192-A-III and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)

If the notes priced today, J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $16.50 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize, some of which may be allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. The actual commission received by JPMS may be more or less than $16.50 and will depend on market conditions on the Pricing Date. In no event will the commission received by JPMS, which includes concessions and other amounts that may be allowed to other dealers, exceed $30.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-95 of the accompanying product supplement no. 192-A-III.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

August 17, 2011

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 192-A-III and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 192-A-III dated March 10, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 192-A-III, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 192-A-III dated March 10, 2011:
  http://www.sec.gov/Archives/edgar/data/19617/000089109211001693/e42021_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Starting Underlying Level:

With respect to the Index, the closing level of the Index on the Pricing Date (the “Initial Index Level”). With respect to the Fund, the closing price of one share of the Fund on the Pricing Date divided by the Share Adjustment Factor for the Fund (the “Initial Share Price”). We refer to each of the Initial Index Level for the Index and the Initial Share Price for the Fund as a “Starting Underlying Level.”

Ending Underlying Level:

With respect to the Index, the closing level of the Index on the Observation Date (the “Ending Index Level”). With respect to the Fund, the closing price of one share of the Fund on the Observation Date (the “Final Share Price”). We refer to each of the Ending Index Level for the Index and the Final Share Price for the Fund as an “Ending Underlying Level.”

Share Adjustment Factor:

With respect to the Fund, 1.0 on the Pricing Date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 192-A-III for further information about these adjustments.

Lesser Performing Underlying:	The Underlying with the Lesser Performing Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Return of the Russell 2000® Index and the Underlying Return of the iShares® MSCI Brazil Index Fund

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay interest at a rate of 15.15% per annum over the term of the notes, assuming no Optional Call, which is higher than the yield currently available on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at a rate of 15.15% per annum over the term of the notes, assuming no Optional Call. Interest will be payable monthly in arrears on the 23rd calendar day of each month, up to and including the final monthly interest payment, which will be payable on the Maturity Date or the relevant Optional Call Date, as applicable (each such day, an “Interest Payment Date”), commencing September 23, 2011. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date or the applicable Optional Call Date, as applicable. If an Interest Payment Date or the applicable Optional Call Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly Interest Payment Date for October 2011 is October 23, 2011, but because October 23, 2011 is a Sunday, payment of interest with respect to that Interest Payment Date will be made on October 24, 2011, the next succeeding business day.

JPMorgan Structured Investments —	TS-1
Callable Yield Notes Linked to the Lesser Performing of the Russell 2000® Index and the iShares® MSCI Brazil Index Fund

  POTENTIAL EARLY EXIT AS A RESULT OF THE OPTIONAL CALL FEATURE — If the notes are called pursuant to an Optional Call, on the applicable Optional Call Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Optional Call Date.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT CALLED — If the notes are not called, we will pay you your principal back at maturity only if a Trigger Event has not occurred or the Ending Underlying Level of each Underlying is not less than its Starting Underlying Level. A Trigger Event occurs if, on any day during the Monitoring Period, the closing level or closing price, as applicable, of any Underlying is less than the Starting Underlying Level of such Underlying by more than the applicable Protection Amount. However, if the notes are not called, a Trigger Event has occurred and the Ending Underlying Level of either Underlying is less than the Starting Underlying Level of such Underlying, you could lose the entire principal amount of your notes.
  EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Lesser Performing Underlying, which will be either the Russell 2000® Index or the iShares® MSCI Brazil Index Fund.
  The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information on the Russell 2000® Index, see the information set forth under “The Russell 2000® Index in the accompanying product supplement no. 192-A-III.
  The iShares® MSCI Brazil Index Fund is an exchange-traded fund of iShares, Inc., which is a registered investment company that consists of numerous separate investment portfolios. BlackRock Fund Advisors (“BFA”) is the Fund’s investment adviser. The iShares® MSCI Brazil Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the Brazilian equity market, as measured by the MSCI Brazil Index. The MSCI Brazil Index is an equity benchmark for Brazilian stock performance, and is designed to measure equity market performance in Brazil. For additional information about the iShares® MSCI Brazil Index Fund, see Appendix A to this term sheet.
  TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 192-A-III. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat (i) the notes for U.S. federal income tax purposes as units comprising: (x) a Put Option written by you that is terminated if an Optional Call occurs and that, if not terminated, in circumstances where the payment at maturity is less than $1,000 (excluding accrued and unpaid interest) requires you to pay us an amount equal to $1,000 multiplied by the absolute value of the Lesser Performing Underlying Return and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option and (ii) each interest payment consistently with the allocation described below. We will follow this approach in determining our reporting responsibilities, if any. We will determine the portion of each interest payment that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the notes. If the notes had priced on August 16, 2011, we would have allocated 6.14% of each interest payment to interest on the Deposit and the remainder to Put Premium. The actual allocation that we will determine for the notes may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Optional Call. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both of the Underlyings, or any equity securities included in or held by the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 192-A-III dated March 10, 2011.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not called, we will pay you your principal back at maturity only if a Trigger Event has not occurred or the Ending Underlying Level of each Underlying is equal to or greater than the Starting Underlying Level of such Underlying. If the notes are not called, a Trigger Event has occurred and the Ending Underlying Level of either Underlying is less than the Starting Underlying Level of such

JPMorgan Structured Investments —	TS-2
Callable Yield Notes Linked to the Lesser Performing of the Russell 2000® Index and the iShares® MSCI Brazil Index Fund

  Underlying, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than the Starting Underlying Level of such Underlying. Accordingly, you could lose up to the entire principal amount of your notes.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or on any Optional Call Date and on the Interest Payment Dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.
  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF EITHER UNDERLYING — If the notes are not called, a Trigger Event has not occurred and the Ending Underlying Level of either Underlying is not below the Starting Underlying Level of such Underlying, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of either Underlying, which may be significant. If the notes are called, for each $1,000 principal amount note, you will receive $1,000 on the applicable Optional Call Date plus any accrued and unpaid interest, regardless of the appreciation in the value of either Underlying, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in either Underlying during the term of the notes.
  YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING LEVEL OR CLOSING PRICE, AS APPLICABLE, OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the notes are not called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to both of the Underlyings. Poor performance by either of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying. Accordingly, your investment is subject to the risk of decline in the closing level or closing price, as applicable, of each Underlying.
  THE BENEFIT PROVIDED BY THE PROTECTION AMOUNT MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing level or closing price, as applicable, of either Underlying is less than the Starting Underlying Level of such Underlying by more than the applicable Protection Amount, a Trigger Event will occur, and you will be fully exposed to any depreciation in the Lesser Performing Underlying. We refer to this feature as a contingent buffer. Under these circumstances, and if the Ending Underlying Level of either Underlying is less than the Starting Underlying Level for such Underlying, you will lose 1% of the principal amount of your investment for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than the Starting Underlying Level. You will be subject to this potential loss of principal even if the relevant Underlying subsequently recovers such that the closing level or closing price, as applicable, is less than the Starting Underlying Level of such Underlying by less than the Protection Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
  YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING UNDERLYING — If the notes are not called and a Trigger Event occurs, you will lose some or all of your investment in the notes if the Ending Underlying Level of either Underlying is below its Starting Underlying Level. This will be true even if the Ending Underlying Level of the other Underlying is greater than or equal to its Starting Underlying Level. The two Underlyings’ respective performances may not be correlated and, as a result, if the notes are not called and a Trigger Event occurs, you may receive the principal amount of your notes at maturity only if there is a broad based rise in the performance of U.S. equities across diverse markets during the term of the notes.
  THE OPTIONAL CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — Upon an Optional Call, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Optional Call Date.
  REINVESTMENT RISK — If your notes are called, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the applicable Optional Call Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are called prior to the Maturity Date.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, or upon a call described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Influence the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to

JPMorgan Structured Investments —	TS-3
Callable Yield Notes Linked to the Lesser Performing of the Russell 2000® Index and the iShares® MSCI Brazil Index Fund

  hold your notes to maturity.
  PROTECTION AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes are not called, we will pay you your principal back at maturity only if the closing level or closing price, as applicable, of each Underlying is not less than its Starting Underlying Level by more than the applicable Protection Amount on any day during the Monitoring Period or the Ending Underlying Level of each Underlying is equal to or greater than the Starting Underlying Level of such Underlying. If the notes are not called and a Trigger Event has occurred, you will be fully exposed at maturity to any decline in the value of the Lesser Performing Underlying.
  VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that such Underlying could close below its Starting Underlying Level by more than the applicable Protection Amount on any day during the Monitoring Period. An Underlying’s volatility, however, can change significantly over the term of the notes. The closing level or closing price, as applicable, of an Underlying could fall sharply on any day during the Monitoring Period, which could result in a significant loss of principal.
  AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
  THERE ARE RISKS ASSOCIATED WITH THE iSHARES® MSCI BRAZIL INDEX FUND — Although shares of the iShares® MSCI Brazil Index Fund are listed for trading on the NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the iShares® MSCI Brazil Index Fund or that there will be liquidity in the trading market. The iShares® MSCI Brazil Index Fund is subject to management risk, which is the risk that the investment strategy of its investment advisor, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the iShares® MSCI Brazil Index Fund, and consequently, the value of the notes.
  DIFFERENCES BETWEEN THE iSHARES® MSCI BRAZIL INDEX FUND AND THE MSCI BRAZIL INDEX — The iShares® MSCI Brazil Index Fund does not fully replicate the MSCI Brazil Index and may hold securities not included in the MSCI Brazil Index, and its performance will reflect additional transaction costs and fees that are not included in the calculation of the MSCI Brazil Index, all of which may lead to a lack of correlation between the Fund and the MSCI Brazil Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the iShares® MSCI Brazil Index Fund and the MSCI Brazil Index. Finally, because the shares of the iShares® MSCI Brazil Index Fund are traded on the NYSE Arca, and are subject to market supply and investor demand, the market value of one share of such Underlying may differ from the net asset value per share of the iShares® MSCI Brazil Index Fund. For all of the foregoing reasons, the performance of iShares® MSCI Brazil Index Fund may not correlate with the performance of the MSCI Brazil Index.
  NON-U.S. SECURITIES RISK — The equity securities held by the iShares® MSCI Brazil Index Fund have been issued by non-U.S. companies (primarily Brazilian companies).  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries (including Brazil), including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.  The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.
  CURRENCY EXCHANGE RISK — Because the prices of the equity securities underlying the iShares® MSCI Brazil Index Fund are converted into U.S. dollars for the purposes of calculating the net asset value of the iShares® MSCI Brazil Index Fund, your notes will be exposed to currency exchange rate risk with respect to the currencies in which securities underlying the iShares® MSCI Brazil Index Fund are traded, which is primarily the Brazilian real. Your net exposure will depend on the extent to which the currencies in which securities underlying the iShares® MSCI Brazil Index Fund are traded strengthen or weaken against the U.S. dollar. If the U.S. dollar strengthens against the currencies in which securities underlying the iShares® MSCI Brazil Index Fund are traded, the net asset value of the iShares® MSCI Brazil Index Fund will be adversely affected and the amount we pay you at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:
    existing and expected rates of inflation;
    existing and expected interest rate levels;
    the balance of payments; and
    the extent of government surpluses or deficits in Brazil and the United States.

JPMorgan Structured Investments —	TS-4
Callable Yield Notes Linked to the Lesser Performing of the Russell 2000® Index and the iShares® MSCI Brazil Index Fund

  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Brazil and the United States and other countries important to international trade and finance.
  EMERGING MARKETS RISK — The equity securities held by the iShares® MSCI Brazil Index Fund have been issued by non-U.S. companies located primarily in Brazil, which is an emerging markets country.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.  Any of the foregoing could adversely affect the market value of shares of the iShares® MSCI Brazil Index Fund and the notes.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
  NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in or held by the Underlyings would have.
  HEDGING AND TRADING IN THE UNDERLYINGS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including instruments related to the Fund or the equity securities included in the Index or held by the Fund. We or our affiliates may also trade in the Fund or instruments related to the Fund or the equity securities included in the Index or held by the Fund from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of a call or our payment to you at maturity. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
  THE ANTI-DILUTION PROTECTION FOR THE iSHARES® MSCI BRAZIL INDEX FUND — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the iShares® MSCI Brazil Index Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the iShares® MSCI Brazil Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the level and price of the Underlyings on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    whether a Trigger Event has occurred;
    the interest rate on the notes;
    the actual and expected volatility of the Underlyings;
    the time to maturity of the notes;
    the Optional Call feature and whether we are expected to call the notes, which are likely to limit the value of the notes;
    the dividend rates on the equity securities included in or held by the Underlyings;
    the expected positive or negative correlation between the Index and the Fund, or the expected absence of any such correlation;
    interest and yield rates in the market generally as well as in the markets of the equity securities included in or held by the Underlyings;
    a variety of economic, financial, political, regulatory and judicial events;
    the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which the equity securities held by the iShares® MSCI Brazil Index Fund trade and the correlation between those rates and the prices of shares of the iShares® MSCI Brazil Index Fund;
    the occurrence of certain events to the iShares® MSCI Brazil Index Fund that may or may not require an adjustment to the Share Adjustment Factor; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments —	TS-5
Callable Yield Notes Linked to the Lesser Performing of the Russell 2000® Index and the iShares® MSCI Brazil Index Fund

Historical Information

The following graphs show the historical weekly performance of the Russell 2000® Index from January 6, 2006 through August 12, 2011 and the iShares® MSCI Brazil Index Fund from May 26, 2006 through August 12, 2011. The closing level of the Russell 2000® Index on August 16, 2011 was 704.96. The closing price of one share of the iShares® MSCI Brazil Index Fund on August 16, 2011 was $62.66.

We obtained the various closing levels and closing prices of the Underlyings below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets. The historical levels and prices of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level or closing price, as applicable, of either Underlying on any day during the Monitoring Period or the Observation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

JPMorgan Structured Investments —	TS-6
Callable Yield Notes Linked to the Lesser Performing of the Russell 2000® Index and the iShares® MSCI Brazil Index Fund

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Lesser Performing Underlying?

The following table and examples illustrate the hypothetical total return at maturity on the notes. The “note total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity plus the interest payments received over the term of the notes per $1,000 principal amount note to $1,000. The table and examples below assume that the notes are not called prior to maturity and that the Lesser Performing Underlying is the Russell 2000® Index. We make no representation or warranty as to which of the Underlyings will be the Lesser Performing Underlying for purposes of calculating your actual payment at maturity. In addition, the following table and examples assume a Starting Underlying Level for the Lesser Performing Underlying of 700 and reflect the Interest Rate of 15.15% per annum over the term of the notes (assuming no Optional Call) and the Protection Amount of 40.00%. If the notes are called prior to maturity, your total return and total payment may be less than the amounts indicated below. The hypothetical total returns and total payments set forth below are for illustrative purposes only and may not be the actual total returns or total payments applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Trigger Event Has Not Occurred (1)		Trigger Event Has Occurred (1)

Ending Underlying Level	Lesser Performing Underlying Return	Note Total Return	Total Payments over the Term of the Notes	Note Total Return	Total Payments over the Term of the Notes

1260.00	80.00%	15.15%	$1,151.50	15.15%	$1,151.50
1155.00	65.00%	15.15%	$1,151.50	15.15%	$1,151.50
1050.00	50.00%	15.15%	$1,151.50	15.15%	$1,151.50
980.00	40.00%	15.15%	$1,151.50	15.15%	$1,151.50
910.00	30.00%	15.15%	$1,151.50	15.15%	$1,151.50
840.00	20.00%	15.15%	$1,151.50	15.15%	$1,151.50
770.00	10.00%	15.15%	$1,151.50	15.15%	$1,151.50
735.00	5.00%	15.15%	$1,151.50	15.15%	$1,151.50
700.00	0.00%	15.15%	$1,151.50	15.15%	$1,151.50
665.00	-5.00%	15.15%	$1,151.50	10.15%	$1,101.50
630.00	-10.00%	15.15%	$1,151.50	5.15%	$1,051.50
560.00	-20.00%	15.15%	$1,151.50	-4.85%	$951.50
525.00	-25.00%	15.15%	$1,151.50	-9.85%	$901.50
490.00	-30.00%	15.15%	$1,151.50	-14.85%	$851.50
420.00	-40.00%	15.15%	$1,151.50	-24.85%	$751.50
419.93	-40.01%	N/A	N/A	-24.86%	$751.49
350.00	-50.00%	N/A	N/A	-34.85%	$651.50
280.00	-60.00%	N/A	N/A	-44.85%	$551.50
210.00	-70.00%	N/A	N/A	-54.85%	$451.50
140.00	-80.00%	N/A	N/A	-64.85%	$351.50
70.00	-90.00%	N/A	N/A	-74.85%	$251.50
0.00	-100.00%	N/A	N/A	-84.85%	$151.50

(1) A Trigger Event occurs if the closing level or closing price, as applicable, of either Underlying is less than the Starting Underlying Level of such Underlying by more than 40% on any day during the Monitoring Period.

The following examples illustrate how the note total returns and total payments set forth in the table above are calculated.

Example 1: The level of the Lesser Performing Underlying increases from the Starting Underlying Level of 700 to an Ending Underlying Level of 770. Because the Ending Underlying Level of the Lesser Performing Underlying of 770 is greater than its Starting Underlying Level of 700, regardless of whether a Trigger Event has occurred, the investor receives total payments of $1,151.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $151.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 2: A Trigger Event has not occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 700 to an Ending Underlying Level of 560. Even though the Ending Underlying Level of the Lesser Performing Underlying of 560 is less than its Starting Underlying Level of 700, because a Trigger Event has not occurred, the investor receives total payments of $1,151.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $151.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

JPMorgan Structured Investments —	TS-7
Callable Yield Notes Linked to the Lesser Performing of the Russell 2000® Index and the iShares® MSCI Brazil Index Fund

Example 3: A Trigger Event has occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 700 to an Ending Underlying Level of 560. Because a Trigger Event has occurred and the Ending Underlying Level of the Lesser Performing Underlying of 560 is less than its Starting Underlying Level of 700, the investor receives total payments of $951.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $151.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $800 per $1,000 principal amount note, calculated as follows:

[$1,000 + ($1,000 x -20%)] + $151.50 = $951.50

Example 4: A Trigger Event has occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 700 to an Ending Underlying Level of 350. Because a Trigger Event has occurred and the Ending Underlying Level of the Lesser Performing Underlying of 350 is less than its Starting Underlying Level of 700, the investor receives total payments of $651.50 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $151.50 per $1,000 principal amount note over the term of the notes and a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

[$1,000 + ($1,000 x -50%)] + $151.50 = $651.50

Example 5: A Trigger Event has occurred and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 700 to an Ending Underlying Level of 0. Because a Trigger Event has occurred and the Ending Underlying Level of the Lesser Performing Underlying of 0 is less than its Starting Underlying Level of 700, the investor receives total payments of $151.50 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $151.50 per $1,000 principal amount note over the term of the notes, calculated as follows:

[$1,000 + ($1,000 x -100%)] + $151.50 = $151.50

The hypothetical returns and hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical total returns and payouts shown above would likely be lower.

JPMorgan Structured Investments —	TS-8
Callable Yield Notes Linked to the Lesser Performing of the Russell 2000® Index and the iShares® MSCI Brazil Index Fund

Appendix A

The iShares® MSCI Brazil Index Fund

     We have derived all information contained in this term sheet regarding the iShares® MSCI Brazil Index Fund, including, without limitation, its make up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares®, Inc., BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The iShares® MSCI Brazil Index Fund is an investment portfolio maintained and managed by iShares®, Inc. BFA is currently the investment adviser to the iShares® MSCI Brazil Index Fund. The iShares® MSCI Brazil Index Fund is an exchange-traded fund (“ETF”) that trades on the NYSE Arca under the ticker symbol “EWZ.” We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

     iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Brazil Index Fund. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, Inc., BFA and the iShares® MSCI Brazil Index Fund, please see the Prospectus dated January 1, 2011. In addition, information about iShares® and the iShares® MSCI Brazil Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this term sheet.

Investment Objective and Strategy

     The iShares® MSCI Brazil Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the Brazilian market, as measured by the MSCI Brazil Index. The iShares® Brazil Index Fund holds equity securities traded primarily in Brazil. The MSCI Brazil Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for Brazilian stock performance, and is designed to measure equity market performance in Brazil. For more information about the MSCI Brazil Index, see “The MSCI Brazil Index” below.

     As of July 29, 2011, the iShares® MSCI Brazil Index Fund’s three largest equity securities were Petrobras Petroleo Brasileiro SA, Preferred; Cia Vale do Rio Doce, Preferred-Class A; and Petrobas Petroleo Brasiliero SA, Common. Its three largest sectors were materials, finance and energy.

     The iShares® MSCI Brazil Index Fund uses a representative sampling strategy (as described below under “— Representative Sampling”) to try to track the MSCI Brazil Index. The iShares® MSCI Brazil Index Fund generally invests at least 95% of its assets in the securities of the MSCI Brazil Index and in depositary receipts representing securities included in the MSCI Brazil Index. The iShares® MSCI Brazil Index Fund will at all times invest at least 80% of its assets in the securities of the MSCI Brazil Index or in depositary receipts representing securities included in the MSCI Brazil Index. The iShares® MSCI Brazil Index Fund may invest the remainder of its assets in other securities, including securities not in the MSCI Brazil Index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Brazil Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

     BFA uses a “representative sampling” indexing strategy to manage the iShares® MSCI Brazil Index Fund. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the MSCI Brazil Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI Brazil Index. The iShares® MSCI Brazil Index Fund may or may not hold all of the securities in the MSCI Brazil Index.

Correlation

     The MSCI Brazil Index is a theoretical financial calculation, while the iShares® MSCI Brazil Index Fund is an actual investment portfolio. The performance of the iShares® MSCI Brazil Index Fund and the MSCI Brazil Index may vary due to transaction costs, non-U.S. currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the iShares® MSCI Brazil Index Fund’s portfolio and the MSCI Brazil Index resulting from legal restrictions (such as diversification requirements) that apply to the iShares® MSCI Brazil Index Fund but not to the MSCI Brazil Index or the use of representative sampling. “Tracking error” is the difference between the performance (return) of a fund’s portfolio and that of its underlying index. BFA expects that, over time, the iShares® MSCI Brazil Index Fund’s tracking error will not exceed 5%. The iShares® MSCI Brazil Index Fund, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using a replication strategy. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

     The iShares® MSCI Brazil Index Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI Brazil Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

JPMorgan Structured Investments —	TS-9
Callable Yield Notes Linked to the Lesser Performing of the Russell 2000® Index and the iShares® MSCI Brazil Index Fund

Holdings Information

     As of July 29, 2011, 99.35% of the iShares® MSCI Brazil Index Fund’s holdings consisted of equity securities, 0.00% consisted of cash and 0.64% was in other assets, including dividends booked but not yet received. The following tables summarize the iShares® MSCI Brazil Index Fund’s top holdings in individual companies and by sector as of such date.

Top holdings in individual securities as of July 29, 2011

Company	Percentage of Total Holdings
Petrobras Petroleo Brasileiro SA, Preferred	10.70%
Cia Vale do Rio Doce, Preferred-Class A	9.97%
Petrobras Petroleo Brasileiro SA	8.40%
Itau Unibanco Banco Multiplo SA	7.79%
VALE S.A.	6.96%
Banco Bradesco SA, Preferred	5.73%
Cia de Bebidas das Americas, Preferred	3.71%
Itausa-Investimentos Itau, Preferred	2.68%
BRF Brasil Foods SA	2.15%
BM&F Bovespa SA	1.93%

Top holdings by sector as of July 29, 2011

Sector	Percentage of Total Holdings
Materials	24.04%
Financials	23.26%
Energy	22.56%
Consumer Staples	9.22%
Utilities	5.99%
Consumer Discretionary	4.70%
Industrials	3.33%
Telecommunication Services	3.16%
Information Technology	2.39%
Health Care	0.92%
Other/Undefined	0.45%

     The information above was compiled from the iShares® website. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this term sheet.

Disclaimer

     The notes are not sponsored, endorsed, sold or promoted by BTC. BTC makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The MSCI Brazil Index

     We have derived all information contained in this term sheet regarding the MSCI Brazil Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, MSCI. We make no representation or warranty as to the accuracy or completeness of such information. The MSCI Brazil Index is calculated, maintained and published by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI Brazil Index.

     The MSCI Brazil Index is a free float-adjusted, capitalization-weighted index that BM&FBOVESPA (The Brazilian exchange) and is nondiversified. The MSCI Brazil Index is reported by Bloomberg L.P. under the ticker symbol “MXBR.” Component companies must meet objective criteria for inclusion in the MSCI Brazil Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. The MSCI Brazil Index has a base date of December 31, 1987.

     For more information on the index calculation methodology used to formulate the MSCI Brazil Index (and which is also used to formulate the indices included in the MSCI Global Index Series), see the section entitled “The MSCI Indices” beginning on page PS-43 of the accompanying product supplement no. 192-A-III. References to “the MSCI Indices” contained in the above-referenced section will be deemed to include the MSCI Brazil Index for purposes of this Appendix A.

JPMorgan Structured Investments —	TS-10
Callable Yield Notes Linked to the Lesser Performing of the Russell 2000® Index and the iShares® MSCI Brazil Index Fund